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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                  Provant, Inc.
                (Name of Registrant as Specified In Its Charter)

                                  Provant, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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                                 [PROVANT LOGO]





                                             NEWS RELEASE
                                             For additional information contact:
                                             Ariel Ruhlman
                                             617-772-7406



              PROVANT REACHES AGREEMENT ON REVOLVING LINE OF CREDIT

          ANNOUNCES PLANS TO TAKE FOURTH-QUARTER NON-RECURRING CHARGES

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      BOSTON, MA, JULY 19, 2001 - Provant, Inc. (NASDAQ: POVT), a leading provider of performance improvement training services and products, today announced that it has reached an agreement with Fleet Bank, its primary lender, to new terms and conditions to Provant's line of credit. The agreement extends the expiration date of the line of credit from December 31, 2001 to July 31, 2002, and provides for availability on a secured basis of $65 million.

      Curtis Uehlein, President and CEO of Provant stated, "This is a very positive development for Provant. This new bank line provides the Company with cash to meet our current working capital needs, and gives us time to pursue a longer-term and more flexible capital structure."

      The Company also announced that it will take non-recurring charges in the fourth quarter ended June 30, 2001 of approximately $8 million. The non-recurring charges relate primarily to employee severance, and notes and accounts receivable determined to be non-collectable. These charges are part of current management's efforts to establish a financially sound operating platform and to remedy the consequences of the poorly planned and implemented business and acquisition strategy of former management stockholders who now are members of the dissident shareholder group.

      Uehlein continued, "The repair work we have conducted over the last several quarters, which was part of my mandate as CEO, helps put the past behind us and position Provant to start the new fiscal year with a significantly improved operating structure and strengthened financial position. Because of our work over the past year, Provant is now a cohesive, branded business with consolidated financial systems and six clearly defined operating units capable of providing our customers with fully integrated solutions along with our traditional individual operating unit products. We have successfully implemented a "one-stop shop" integrated sales approach that


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is helping us secure long-term relationships with marquee clients, which in turn produce growing incremental revenue and enable us to better gauge our future performance. The comprehensive "e-learning" strategy we created adds to the Provant portfolio, for the first time in our history, web-based offerings, giving us maximum flexibility for meeting customers' needs and showcasing the higher-margin content that the new Provant delivers.

      "Provant is now well-positioned to capture additional market share and show significantly improved financial performance. We stand ready to deliver the broadest array of integrated solutions in the industry to our customers and consistent and predictable financial results to our shareholders."

      The Company will provide fiscal 2002 financial guidance when it announces its fiscal 2001 and fourth quarter results on August 7, 2001.

ABOUT PROVANT

As a leading provider of performance improvement training services and products, Provant helps its clients maximize their effectiveness and profitability by improving the performance of their people. With over 1,500 corporate and government clients, the Company offers blended solutions combining web-based and instructor-led offerings that produce measurable results by strengthening the performance and productivity of both individual employees and organizations as a whole.

For the latest Provant news, or to request faxed or mailed information about Provant, call the Company's toll-free shareholder communications service at 1-877-PROVANT. This service is available 24 hours a day, seven days a week. Shareholder information is also available on the World Wide Web at www.provant.com.

INFORMATION CONCERNING THE COMPANY'S SOLICITATION OF PROXIES IN CONNECTION WITH ANY UPCOMING MEETING OF THE COMPANY'S STOCKHOLDERS, THE IDENTITY OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, AND THE BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK BY ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE FOUND IN THE COMPANY'S PROXY STATEMENT THAT WILL BE FILED WITH THE SEC UNDER SCHEDULE 14A. STOCKHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MEETING OF THE COMPANY'S STOCKHOLDERS. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELATED DOCUMENTS FILED BY THE COMPANY ON THE SEC'S WEBSITE (HTTP:/WWW.SEC.GOV/).


This news release may include statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please be cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of any number of factors, including the Company's limited combined operating history, risks related to cross-selling, conversion to technology-based delivery methods and acquisitions, dependence on key personnel and fluctuations in quarterly results. These factors and others are more full discussed in the Company's SEC filings.


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